Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Feb. 1, 2010	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2009

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $28 million, or $0.17 per diluted share, on revenues of $258 million. Earnings for the fourth quarter of 2008 were $95 million, or $0.57 per diluted share, on revenues of $461 million.

Earnings for the fourth quarter of 2009 include a $3 million, $0.02 per diluted share, loss on the early extinguishment of debt. Earnings for the fourth quarter of 2008 included an $11 million, $0.07 per diluted share, gain from the early retirement of debt and $3 million after-tax, $0.02 per diluted share, of severance costs primarily associated with the company’s downsizing of its lumber business.

Earnings for the full year of 2009 were $236 million, or $1.44 per diluted share, on revenues of $1.29 billion. Earnings for the full year of 2008 were $233 million, or $1.37 per diluted share, on revenues of $1.61 billion.

Results for the full year of 2009 include $2 million of losses on early debt retirement and approximately $13 million of after-tax ($22 million pre-tax) charges primarily associated with the downsizing of the company’s manufacturing operations. These items were offset somewhat by one-time tax benefits of approximately $8 million recorded in the first quarter of 2009. Combined, these items reduced net income by $7 million, or approximately $0.04 per diluted share.

Results for the full year of 2008 included the gain from the early retirement of debt and the severance costs mentioned above as well as the effect of a $6 million after-tax ($10 million pre-tax) impairment charge related to the company’s lumber manufacturing business recognized during the second quarter of 2008. Combined, these items increased net income $2 million, or $0.01 per share.

“Our fourth quarter results came in much as we anticipated with stable to improving timber prices and seasonally better land sales activity,” said Rick Holley, president and chief executive officer.

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Plum Creek Reports Results for Fourth Quarter

“During the past year, our financial and balance sheet strength enabled us to exercise operational flexibility. We chose to reduce our sawlog harvest and elected to focus our harvest activity in attractive pulpwood markets. These actions allowed us to make the most of market conditions while protecting long-term asset values. Similarly, we increased our sales of lower-value recreation lands in receptive geographic markets such as the Gulf South region.

“While the economic conditions of 2009 were the most difficult the company has ever faced, Plum Creek generated $540 million of cash flow from operations, well in excess of the cash needed to pay our dividend. We continued our disciplined use of capital. During 2009 we replanted more than 60 million trees and invested in advanced forestry practices that enhance the productivity of our existing forests. We reduced debt by more than $180 million, and repurchased $87 million of stock, or 2 percent of the outstanding shares.

“We also continued to develop our emerging business opportunities, particularly those focused on serving new markets that address the effects of climate change. In 2010 we expect to grow as a supplier to power producers who seek the benefits of environmentally friendly, wood-based renewable resources. In addition, we will begin to realize lease income from companies generating clean, wind-based electricity on our lands.”

Summary of 2009 Results

For the year, the company reported net income of $236 million, an increase of $3 million compared to 2008. Year-over-year earnings improved due to lower third party interest expense which declined $45 million from 2008, the result of debt reductions and a lower average cost of debt. This offset a $29 million decline in operating income as the effects of the recession impacted the operating results of nearly every segment. The 2008 results also included a one-time $11 million gain on the early retirement of debt.

Record low residential construction activity reduced sawlog prices across the nation by 16 to 21 percent year-over-year. The effect of the recession on pulpwood markets was more muted, and pulpwood prices were down 4 to 8 percent from strong 2008 levels. To take advantage of attractive pulpwood prices, the company focused its harvesting activities on thinning young stands of trees which produce a high proportion of pulpwood. At the same time, the company maintained a low sawlog harvest level, deferring the harvest of 1.6 million tons of sawlogs, rather than sell the trees at low prices. This decision reduced current income by approximately $30 million. As a result of the lower overall harvest level, the mix shift toward pulpwood, and lower log prices, operating income in the timber resource segments declined a combined $91 million.

In the Real Estate segment, the company reported income of $278 million during 2009 compared with $245 million during 2008. Both the 2008 and 2009 results include income from the three-phase Montana conservation sale of approximately 310,000 acres of timberlands to The Nature Conservancy and The Trust for Public Land. The first two phases contributed $74 million and $162 million to the segment’s 2008 and 2009 results, respectively. The 2009 results also include $23 million of income related to the strategic disposition of 59,000 acres of Wisconsin timberlands. The balance of the 2009 income was generated from the sale of approximately 50,000 acres of recreation properties, 54,000 acres of conservation lands and 20,000 acres of lower-productivity, non-strategic timberlands.

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Plum Creek Reports Results for Fourth Quarter

Results for the company’s manufacturing segment improved by $21 million from the $44 million loss reported during 2008. During 2009, the company downsized its lumber operations and reduced production in its plywood and medium density fiberboard lines to match current demand. The reported operating loss for 2009 includes asset impairments, severance charges and pension settlement charges totaling $20 million related to the segment’s downsizing. The 2008 losses include $12 million of asset impairments and severance costs as well as $16 million of write-downs on purchased log commitments and finished goods inventories.

The company undertook a number of cost containment initiatives during 2009 and, as a result, reduced selling, general and administrative costs by approximately $22 million.

Review of Quarterly Operations

The Northern Resources segment reported a $1 million loss for the fourth quarter, compared with operating profit of $8 million reported in the fourth quarter of 2008. Timber prices and volumes were lower than the same period of 2008. Sawlog prices held stable during the fourth quarter and were, on average, 18 percent lower than the prices during the fourth quarter of 2008. The company continued to defer its sawlog harvest in response to weak prices. The quarter’s sawlog harvest was 211,000 tons, or 26 percent, lower than the same period of 2008. Pulpwood prices were stable during the fourth quarter and were 13 percent lower than the same period of 2008. Pulpwood harvest volumes were 82,000 tons, or 13 percent, lower than the same period of 2008.

The Southern Resources segment reported fourth quarter operating profit of $17 million, compared with a $25 million operating profit reported during the fourth quarter of 2008. The decline in operating profit was driven by a 20 percent decline in sawlog prices and a 15 percent decline in pulpwood prices compared with the same period of 2008. The Southern sawlog harvest was 27,000 tons, or 3 percent, lower than the same period of 2008 and remained near its lowest recorded level as the company deferred the harvest of its most valuable timber. The Southern pulpwood harvest was 92,000 tons, or 5 percent, below the fourth-quarter 2008 level.

The Real Estate segment reported revenue of $67 million and operating profit of $44 million in the fourth quarter of 2009. The segment reported $215 million of revenue and $104 million of operating profit for the fourth quarter of 2008. The 2008 results include $150 million of revenue and $74 million of operating income from the first phase of the Montana conservation sale.

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Plum Creek Reports Results for Fourth Quarter

During the fourth quarter, the company sold approximately 34,000 acres of land. Of this, 26,700 acres consisted of rural recreation lands that captured $2,200 per acre. Approximately 4,900 acres of conservation lands sold for nearly $1,300 per acre and 2,600 acres of low-productivity, non-strategic properties captured $855 per acre.

The Manufacturing segment reported breakeven results for the fourth quarter of 2009, compared with a $20 million loss during the same period of 2008. The 2008 results include approximately $8 million of write-down for certain purchased log commitments and inventories, as well as approximately $2 million of severance costs related to the downsizing of the manufacturing segment. The downsizing and cost management efforts within the segment drove improved results in each product line despite significantly lower lumber sales volume and lower prices for both plywood and medium density fiberboard.

Outlook

“Business conditions stabilized in the second half of 2009, and we’ve seen some modest recovery from the extreme lows set earlier in 2009,” continued Holley. “While we believe recovery in our core businesses will continue in 2010, we believe the recovery will be slow by historic standards.

“We are approaching 2010 conservatively with an eye toward protecting shareholder value and positioning ourselves for the long-term. We plan to keep the harvest of our most valuable sawlogs low. In our real estate segment, we will concentrate on capturing attractive prices for lower-value properties, holding our most valuable lands for the future.”

The company plans to harvest between 15 and 16 million tons of timber this year, comparable to 2009 levels. The company expects its Northern harvest volume to be similar to 2009’s level, continuing to defer a significant portion of its sawlog harvest for future years. In the South, the company expects its overall harvest to be similar to 2009’s 11.4 million tons, but will shift its harvest emphasis from first thinnings that produce exclusively pulpwood to second thinnings that produce a mix of pulpwood and small-diameter sawlogs. As a result, the company expects its Southern pulpwood volumes to decline as much as a million tons from 2009 levels with a corresponding increase in small-diameter sawlog volumes.

Real Estate segment sales for the year are expected to be between $350 million and $370 million. First quarter sales are expected to be between $85 million and $95 million. The company expects to close on the $89 million final phase of its three-phase conservation sale in Montana during the fourth quarter of 2010.

The Manufacturing segment is expected to return to profitability in 2010.

Reflecting all of these factors, the company expects 2010 income to be between $1.25 and $1.45 per share. The company anticipates first quarter income from continuing operations to be between $0.34 and $0.39 per share.

“Like 2009, our approach in 2010 will be to continue to exercise operational flexibility. We have a strong balance sheet and will adjust our activities to respond to market conditions and protect long-term value. We will remain disciplined in our operational and capital allocation decisions. Our asset diversification, financial capability and strategic focus have Plum Creek well positioned to benefit from the opportunities that lie ahead,” concluded Holley.

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Plum Creek Reports Results for Fourth Quarter

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Feb. 1, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 39777503.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 7 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Twelve Months Ended
	December 31, 2009	December 31, 2008

	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$545	$752
Real Estate	486	432
Manufacturing	245	405
Other	18	25

Total Revenues	1,294	1,614

Costs and Expenses:
Cost of Goods Sold:
Timber	431	542
Real Estate	200	178
Manufacturing	257	435
Other	1	2

Total Cost of Goods Sold	889	1,157
Selling, General and Administrative	106	128

Total Costs and Expenses	995	1,285

Other Operating Income (Expense), net	—	(1)

Operating Income	299	328

Equity Earnings from Timberland Venture	55	15

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	89	134
Interest Expense (Note Payable to Timberland Venture)	58	14

Total Interest Expense, net	147	148

Gain (Loss) on Extinguishment of Debt	(2)	11

Income before Income Taxes	205	206

Benefit for Income Taxes	(31)	(27)

Net Income	$236	$233

Per Share Amounts:

Net Income per Share - Basic	$1.45	$1.37
Net Income per Share - Diluted	$1.44	$1.37

Weighted Average Number of Shares Outstanding
- Basic	163.3	170.3
- Diluted	163.4	170.7

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2009	December 31, 2008

	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$131	$165
Real Estate	67	215
Manufacturing	56	75
Other	4	6

Total Revenues	258	461

Costs and Expenses:
Cost of Goods Sold:
Timber	105	122
Real Estate	21	109
Manufacturing	52	90
Other	—	—

Total Cost of Goods Sold	178	321
Selling, General and Administrative	31	34

Total Costs and Expenses	209	355

Other Operating Income (Expense), net	—	(3)

Operating Income	49	103

Equity Earnings from Timberland Venture	12	15

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	20	29
Interest Expense (Note Payable to Timberland Venture)	15	14

Total Interest Expense, net	35	43

Gain (Loss) on Extinguishment of Debt	(3)	11

Income before Income Taxes	23	86

Benefit for Income Taxes	(5)	(9)

Net Income	$28	$95

Per Share Amounts:

Net Income per Share - Basic	$0.17	$0.57
Net Income per Share - Diluted	$0.17	$0.57

Weighted Average Number of Shares Outstanding
- Basic	162.8	167.2
- Diluted	163.0	167.4

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2009	December 31, 2008

	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$299	$369
Accounts Receivable	24	22
Like-Kind Exchange Funds Held in Escrow	—	48
Taxes Receivable	15	23
Inventories	46	74
Deferred Tax Asset	6	11
Real Estate Development Properties	1	4
Assets Held for Sale	115	137
Other Current Assets	13	11

	519	699

Timber and Timberlands, net	3,487	3,638
Property, Plant and Equipment, net	156	177
Equity Investment in Timberland Venture	201	199
Deferred Tax Asset	14	—
Investment in Grantor Trusts (at Fair Value)	33	25
Other Assets	38	42

Total Assets	$4,448	$4,780

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$55	$158
Accounts Payable	32	35
Interest Payable	25	30
Wages Payable	20	28
Taxes Payable	14	18
Deferred Revenue	16	17
Other Current Liabilities	21	21

	183	307

Long-Term Debt	1,625	1,793
Line of Credit	320	231
Note Payable to Timberland Venture	783	783
Deferred Tax Liability	—	4
Other Liabilities	71	90

Total Liabilities	2,982	3,208

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 162.8 at December 31, 2009, and 166.0 at December 31, 2008	2	2
Additional Paid-In Capital	2,233	2,225
Retained Earnings	110	149
Treasury Stock, at cost, Common Shares - 24.8 at December 31, 2009, and 21.5 at December 31, 2008	(860)	(773)
Accumulated Other Comprehensive Income (Loss)	(19)	(31)

Total Stockholders’ Equity	1,466	1,572

Total Liabilities and Stockholders’ Equity	$4,448	$4,780

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Twelve Months Ended
	December 31, 2009	December 31, 2008

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$236	$233
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization (includes $10 Lumber Impairment Loss in 2009 and 2008)	109	135
Basis of Real Estate Sold	155	149
Equity Earnings from Timberland Venture	(55)	(15)
Distributions from Timberland Venture	53	—
Expenditures for Real Estate Development	(1)	(7)
Deferred Income Taxes	(14)	(10)
Gain on Sales of Properties and Other Assets	—	(3)
(Gain) Loss on Extinguishment of Debt	2	(11)
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(6)	18
Pension Plan Contributions	(10)	(30)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	48	(48)
Income Tax Receivable	8	(19)
Other Working Capital Changes	5	11
Other	10	17

Net Cash Provided By Operating Activities	540	420

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(61)	(70)
Timberlands Acquired	(1)	(119)
Investment in Timberland Venture	—	(9)
Purchases of Marketable Securities	(3)	(7)
Other	1	—

Net Cash Used In Investing Activities	(64)	(205)

Cash Flows From Financing Activities:
Dividends	(275)	(286)
Borrowings on Line of Credit	1,073	1,506
Repayments on Line of Credit	(984)	(1,831)
Proceeds from Issuance of Long-Term Debt	—	250
Principal Payments and Retirement of Long-Term Debt	(273)	(258)
Note Payable to Timberland Venture	—	783
Proceeds from Stock Option Exercises	—	14
Acquisition of Treasury Stock	(87)	(264)

Net Cash Used In Financing Activities	(546)	(86)

Increase (Decrease) In Cash and Cash Equivalents	(70)	129
Cash and Cash Equivalents:
Beginning of Period	369	240

End of Period	$299	$369

Non-Cash Investing Activity
Contribution of Timber and Timberlands to Timberland Venture	$—	$174

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2009	December 31, 2008

	(In Millions)
Cash Flows From Operating Activities:
Net Income	$28	$95
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	24	26
Basis of Real Estate Sold	16	100
Equity Earnings from Timberland Venture	(12)	(15)
Expenditures for Real Estate Development	—	(1)
Deferred Income Taxes	7	1
(Gain) Loss on Extinguishment of Debt	3	(11)
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(1)	1
Pension Plan Contributions	(2)	(23)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	—	21
Income Tax Receivable	(9)	(19)
Other Working Capital Changes	(7)	12
Other	1	8

Net Cash Provided By Operating Activities	48	195

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(16)	(23)
Timberlands Acquired	—	(54)
Investment in Timberland Venture	—	(9)
Purchases of Marketable Securities	(3)	(6)
Other	1	—

Net Cash Used In Investing Activities	(18)	(92)

Cash Flows From Financing Activities:
Dividends	(68)	(70)
Borrowings on Line of Credit	378	231
Repayments on Line of Credit	(322)	(432)
Principal Payments and Retirement of Long-Term Debt	(70)	(208)
Note Payable to Timberland Venture	—	783
Acquisition of Treasury Stock	—	(213)

Net Cash Provided by (Used In) Financing Activities	(82)	91

Increase (Decrease) In Cash and Cash Equivalents	(52)	194
Cash and Cash Equivalents:
Beginning of Period	351	175

End of Period	$299	$369

Non-Cash Investing Activity
Contribution of Timber and Timberlands to Timberland Venture	$—	$174